Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090830556-08
Filing Date and Time 12/01/2009 2:45 PM
Entity Number E0301232006-1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation
Nevada Profit Corporation
Pursuant to NRS 78.1955

1. Name of the corporation:
JBI, INC

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock,

A Series of Super Preferred Voting Stock of the Corporation be, and it hereby is, created out of the 5,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated Series A Super Voting Preferred Stock (the “Series A Super Voting Preferred Stock”), to consist of 1,000,000 shares, par value $0.001 per share, which shall have the following preferences, powers,  designations and other special rights;

Holders of the Series A Super Voting Preferred Stock shall have one hundred (100) times that number of votes on all matters submitted to the shareholders that each shareholder of the Corporation’s Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration.  Holders of the Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

3. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A SUPER VOTING PREFERRED STOCK OF

JBI, INC.

JBI, Inc., a Nevada Corporation (the "Corporation"), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on December 1, 2009 (i) authorizing a series of the Corporation's previously authorized 5,000,000 shares of preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,000,000 shares of Series A Super Voting Preferred Stock of the Corporation, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") as amended, a series of Super Preferred Voting Stock of the Corporation be, and it hereby is, created out of the 5,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated Series A Super Voting Preferred Stock (the "Series A Super Voting Preferred Stock"), to consist of 1,000,00 shares, par value $.00l per share, which shall have the following preferences, powers, designations and other special rights;

1.           Voting. Holders of the Series A Super Voting Preferred Stock shall have one hundred (100) times that number of votes on all matters submitted to the shareholders that each shareholder Of the Corporation's Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Holders of the Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

2.           Dividends. The holders of Series A Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation's Common Stock.

3.           Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Super Voting Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, eight times that sum available for distribution to common stock holders.

4.           No Conversion. The shares of Series A Super Voting Preferred Stock will not be convertible into shares of the Corporation's Common Stock.

5.           Vote to Charm the Terms of or Issue Series A Super Voting Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Super Voting Preferred Stock shall be required for (i) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Voting Preferred Stock, or (ii) any issuance of additional shares of Series A Super Voting Preferred Stock.

6.           Notices. In case at any time:

  (a)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

  (b)           there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series A Super Voting Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (1) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in, the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7.           Record Owner. The Corporation may deem the person in whose name shares of Series A Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

8.           Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Super Voting Preferred Stock. Upon any transfer of shares of Series A Super Voting Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

INTENTIONALLY BLANK SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, John Bordynuik, President and Director of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on December 1, 2009.

/s/ John Bordynuik
JOHN BORDYNUIK